Exhibit 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this “Agreement”) is entered into this 16th day of August 2012 by and between Za’hav, LLC, a Colorado limited liability company (“Landlord”),whose address is c/o NAI Shames Makovsky, 1400 Glenarm Pl., Suite 100, Denver, CO  80202 and CoBiz Bank d/b/a/ Arizona Business Bank as successor-in-interest to First Capital Bank of Arizona, an Arizona corporation (“Tenant”) whose address is 821 17th Street, Denver, Colorado 80202 (Attn. Mark Frank) and CoBiz Financial. Inc. a Colorado corporation formerly known as CoBiz, Inc. (“Guarantor”) whose address is 821 17th Street, Denver, Colorado 80202 (Attn. Mark Frank).

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Lease dated June 15, 2001 (the “Lease”) pursuant to which Tenant leases the real property commonly known and numbered as 12775 West Bell Road, Surprise, Arizona  85374 (the “Premises”).

WHEREAS, the Guarantor executed that certain guaranty of even date with the Lease (the “Guaranty”).

WHEREAS, the expiration date of the term of the Lease is June 30, 2016 (the “Expiration Date”).

WHEREAS, Tenant is desirous of terminating the Lease prior to the Expiration Date.

WHEREAS, Landlord and Tenant both desire to terminate and cancel the Lease pursuant to the terms and conditions set forth in this Agreement.

COVENANTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration received, and with the intent to be legally bound, Landlord and Tenant agree as follows:

1.             Termination of Lease & Guaranty.  Landlord, Tenant and Guarantor hereby mutually terminate and cancel the Lease and the Guaranty effective on or before August 31, 2012 (the “Early Termination Date”).  Tenant hereby releases to Landlord all right, title and interest in and to the Premises that Tenant may have acquired by reason of the Lease as of the Early Termination Date.  Except as to Tenant and Guarantor obligations specifically set forth in the Lease or the Guaranty, if any, that survive the termination of the Lease, whether by early termination or by its own terms and conditions, Landlord hereby releases Tenant and Guarantor from all other obligations, liabilities, actions, claims etc. under the Lease and the Guaranty.

2.             Early Termination Fee.  In consideration of the early termination and release of obligations as set forth above, Tenant shall pay an early termination fee to Landlord in the amount of Three Hundred Thirty Seven Thousand and 00/100 Dollars US ($337,000.00) (the “Termination Fee”).  Tenant shall pay the Termination Fee to Landlord immediately upon Tenant’s receipt of the Waiver Notice (as defined below).

3.             Contingency.  The foregoing notwithstanding, the rights and obligations of the parties set forth in this Agreement are hereby expressly conditioned upon Landlord’s receipt and approval of a lease for the Premises to a new party (the “New Lease”) with terms that are satisfactory to Landlord, in Landlord’s sole and absolute discretion on or before the Early Termination Date.  In the event Landlord is satisfied with the New Lease, Landlord shall send written notice to Tenant and to Guarantor that Landlord has waived the contingency set forth in this Section 3 (the “Waiver Notice”), whereupon the Termination Fee shall be due and payable to Landlord and this Agreement shall immediately become effective making said date the Early Termination Date.  In the event that Landlord expressly rejects the New Lease or fails to notify Tenant that it has approved the New Lease on or before the Early Termination Date,  this Agreement shall be of no further force or effect and the Lease shall remain in full force and effect until the Expiration Date.

4.             Rent.  Tenant shall continue to pay Base Rent in the amount of $11,923.08 per month plus Additional Rent as set forth in the Lease through August 31, 2012, irrespective of any early termination of the Lease.  Tenant’s prorated portion of 2012 real estate taxes for the Premises through August 31, 2012 is $14,279.91 and Tenant shall pay such amount to Landlord simultaneously with and in addition to the Termination Fee.

5.             Surrender of Premises.  Tenant will vacate the Premises and surrender possession to Landlord on the Early Termination Date, free of all occupants.  The parties agree that, subject to the Tenant paying the Landlord a cleaning fee of three thousand dollars ($3,000.00) simultaneously with and in addition to the Termination Fee, the Premises are being delivered to the Landlord as set forth  in Section 16.1 of the Lease and Tenant’s obligations regarding the Premises have been fully satisfied.

6.             No Security Deposit.  The parties hereby acknowledge that Landlord does not hold a security deposit under the terms of the Lease and shall not be liable therefor.

7.             Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns.

8.             Capitalized Terms.  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed them in the Lease.

9.             Law Applicable.  This Agreement shall be construed, governed and enforced under the laws of the State of Arizona.

10.           Authorization.  Each of the signatories to this Agreement acknowledge and agree that he or she has full authority to execute this Agreement on behalf of each party and to bind each such party hereto.

[Signature page to follow.]

IN WITNESS WHEREOF, this Lease Termination Agreement is executed as of this 16th day of August 2012.

LANDLORD:		TENANT:

Za’hav, LLC a Colorado limited liability company		CoBiz Bank d/b/a Arizona Business Bank

		By:	/s/Mark Frank
By:	/s/ Evan Makovsky	Name:	Mark Frank
	Evan Makovsky, Manager	Title:	EVP

GUARANTOR:

CoBiz Financial Inc., a Colorado corporation

		By:	/s/Richard Dalton
		Name:	Richard Dalton
		Title:	EVP/ COO